Exhibit 99.1


SIGA

Contact:
Dr. Bernard L. Kasten
SIGA Technologies, Inc.
CEO
bkasten@siga.com
(212) 672-9100


                 SIGA TECHNOLOGIES RECEIVES LETTERS FROM NASDAQ

New York, September 28, 2005 -- SIGA Technologies, Inc. (NASDAQ: SIGA) announced today that on September 22, 2005, it received notice from the Nasdaq Stock Market ("NASDAQ") that for the past 30 consecutive business days, the bid price of the SIGA common stock has closed below the $1.00 per share minimum requirement for continued inclusion on the Nasdaq SmallCap Market under Marketplace Rule 4310(c)(4). In accordance with Marketplace Rule 4310(c)(8)(D), SIGA will be provided with 180 calendar days, until March 21, 2006, to regain compliance with the minimum bid requirement. If, at any time before March 21, 2006, the bid price of the SIGA's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will provide SIGA with written notification that it now complies with Marketplace Rule 4310(c)(4). SIGA intends to monitor the bid price between now and March 21, 2006, and consider available options if its common stock does not trade at a level likely to result in SIGA regaining compliance with the minimum bid requirement.

On August 18, 2005, SIGA received notice from NASDAQ that, based on SIGA's Form 10-Q for the period ended June 30, 2005, NASDAQ believed SIGA was no longer in compliance with Nasdaq Marketplace Rule 4310(c)(2)(B), which requires SIGA to have a minimum of $2,500,000 in stockholders' equity, $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

On September 1, 2005, SIGA responded to the notice and indicated that as of August 31, 2005, SIGA believed it had regained compliance with the Stockholders' equity requirement and that its stockholders' equity on August 31, 2005 was in excess of $2,500,000. SIGA noted that its stockholders' equity deficiency resulted from SIGA's decision to accelerate the development and related costs of its lead Smallpox anti-viral drug, SIGA-246. The development work is currently being funded through a two years grant from the National Institutes of Health ("NIH"). Approximately $1,000,000 of the $1,700,000 in development work incurred in the first half of 2005 was to be funded during the second year of the grant which began on August 1, 2005. The second year funding was approved by the NIH and SIGA was able to recognize the related revenues subsequent to the filing of the Form 10-Q for the period ended June 30, 2005.

On September 22, 2005, SIGA received an additional notice from NASDAQ, indicating that the Nasdaq Staff believes that SIGA provided a definitive plan evidencing its ability to achieve and sustain compliance with the Rule, and as such, has determined to grant SIGA an extension of time to evidence compliance upon the filing of its periodic report for the quarter ended September 30, 2005. The Nasdaq Staff will continue to monitor SIGA's ongoing compliance with the stockholders' equity requirement and, if at the time of SIGA's next periodic report SIGA does not evidence compliance, it may be subject to delisting.

About SIGA Technologies, Inc.

SIGA Technologies is applying viral and bacterial genomics and sophisticated computational modeling in the design and development of novel products for the prevention and treatment of serious infectious diseases, with an emphasis on products for biological warfare defense. SIGA has the potential to become a significant force in the discovery of vaccine and pharmaceutical agents to fight emerging pathogens. SIGA's product development programs emphasize the increasingly serious problem of drug resistant bacteria and emerging pathogens. SIGA's vaccine and drug platforms are based on its pioneering research into the structure, function and processing of bacterial surface proteins. In addition to smallpox, SIGA also has antiviral programs targeting other Category A pathogens which cause hemorrhagic fevers. Included are the arenaviruses (Lassa Fever Virus, Junin, Macupo, Guanarito, and Sabia), Lymphocytic choriomeningitis virus
(LCMV), Dengue, and the filoviruses, Ebola and Marburg. For more information about SIGA, please visit SIGA's Web site at www.siga.com.

Forward-looking statements

This Press Release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the efficacy of potential products, the timelines for bringing such products to market and the availability of funding sources for continued development of such products. Forward-looking statements are based on management's estimates, assumptions and projections, and are subject to uncertainties, many of which are beyond the control of SIGA. Actual results may differ materially from those anticipated in any forward-looking statement. Factors that may cause such differences include the risks that (a) potential products that appear promising to SIGA or its collaborators cannot be shown to be efficacious or safe in subsequent pre-clinical or clinical trials, (b) SIGA or its collaborators will not obtain appropriate or necessary governmental approvals to market these or other potential products, (c) SIGA may not be able to obtain anticipated funding for its development projects or other needed funding, and (d) SIGA may not be able to secure funding from anticipated government contracts and grants, (e) SIGA may not be able to secure or enforce adequate legal protection, including patent protection, for its products and (f) unanticipated internal control deficiencies or weaknesses or ineffective disclosure controls and procedures. More detailed information about SIGA and risk factors that may affect the realization of forward-looking statements, including the forward-looking statements in this Press Release and the above mentioned presentation, is set forth in SIGA's filings with the Securities and Exchange Commission, including SIGA's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and in other documents that SIGA has filed with the Commission. SIGA urges investors and security holders to read those documents free of charge at the Commission's Web site at http://www.sec.gov. Interested parties may also obtain those documents free of charge from SIGA. Forward-looking statements speak only as to the date they are made and except for our obligations under the U.S. federal securities laws, we undertake no obligation to publicly update any forward-looking statements as a result of new information, future events or otherwise.

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